Exhibit 99.1

Introgen Therapeutics Reports First Quarter 2008 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)--Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today its financial results for the quarter ended March 31, 2008.

During the quarter, the Company’s cash, cash equivalents and short-term investments decreased $5.9 million as a result of the use of those resources to conduct its business, which is consistent with the anticipated decrease in the amount of these resources consumed compared to the previous quarter ended December 31, 2007. Introgen’s cash, cash equivalents and short-term investments were $16.5 million at March 31, 2008.

Revenue was $186,000 for the quarter ended March 31, 2008, compared to revenue of $468,000 for the quarter ended December 31, 2007 and $322,000 for the quarter ended March 31, 2007. Operating expense was $7.2 million for the quarter ended March 31, 2008, compared to operating expenses of $10.3 million for the quarter ended December 31, 2007 and $6.4 million for the quarter ended March 31, 2007, which includes $1.0 million, $2.2 million and $1.3 million, respectively, of expense related to share-based compensation.

The Company’s net loss was $2.4 million, or $0.05 per share, for the quarter ended March 31, 2008. These results compare to a net loss of $9.5 million, or $0.22 per share, for the previous quarter ended December 31, 2007 and a net loss of $5.6 million, or $0.13 per share, for the comparable quarter ended March 31, 2007.

As we experience a reduction in certain ADVEXIN® registration program expenses associated with completion of various regulatory tasks, we anticipate using approximately $5.5 million of our cash, cash equivalents and short-term investments to conduct our business during the second quarter of 2008. In subsequent periods, we anticipate efficiency gains in our activities that will allow us to pursue our business objectives using approximately $5 million or less of those resources per quarter.

ADVEXIN Phase 3 Data Presentations

We anticipate top line data from the Company’s Phase 3 clinical trial will be presented in the second quarter 2008. The primary objective of our Phase 3 study was to demonstrate safety, efficacy and utility providing medical benefit for ADVEXIN in comparison to Methotrexate, in patients with recurrent, refractory squamous cell carcinoma of the head and neck.

These data will be the basis for ADVEXIN regulatory submissions in the United States and in Europe during the second quarter of 2008.

About ADVEXIN

ADVEXIN p53 therapy is a targeted molecular therapy with broad applicability in a wide range of tumor types and clinical settings because it targets one of the most fundamental and common molecular defects, abnormal p53 tumor suppressor function, associated with cancer initiation, progression and treatment resistance. ADVEXIN has demonstrated increased survival and tumor growth control in recurrent head and neck cancer patients. ADVEXIN has demonstrated clinical activity in a number of solid tumor types in multiple Phase 1, 2 and 3 clinical trials conducted worldwide.

Forward-Looking Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its ADVEXIN clinical and research programs for the treatment of cancer, regulatory submissions in the U.S. and Europe and Introgen’s financial performance. Only the FDA and EMEA can determine whether ADVEXIN can be marketed in the United States and Europe. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission, including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

Editor's Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s website at www.introgen.com.

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	MARCH 31,	DECEMBER 31,
	2008	2007
	(Unaudited)

	(Thousands)

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	$16,479	$14,905

MARKETABLE SECURITIES	0	10,165

OTHER CURRENT ASSETS	462	706

PROPERTY AND EQUIPMENT, NET	4,321	4,442

OTHER ASSETS	260	265

TOTAL ASSETS	$21,522	$30,483

ACCOUNTS PAYABLE, ACCRUALS AND OTHER CURRENT LIABILITIES	$6,903	$7,240

NOTES PAYABLE, NET OF CURRENT PORTION	7,014	7,155

OTHER LONG TERM LIABILITIES	22	79

TOTAL LIABILITIES	13,939	14,474

NON-CONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY	2	6

TOTAL STOCKHOLDERS' EQUITY	7,581	16,003

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,522	$30,483

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED
	MARCH 31,
	2008	2007
	(Thousands except per share information.)

CONTRACT SERVICES, GRANT AND
OTHER REVENUE	$186	$322

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	4,682	3,175
GENERAL AND ADMINISTRATIVE	2,531	3,267

TOTAL OPERATING EXPENSES	7,213	6,442

LOSS FROM OPERATIONS	(7,027)	(6,120)

REALIZED GAIN ON SALE OF MARKETABLE SECURITIES	4,388	0
INTEREST INCOME, INTEREST EXPENSE AND
OTHER INCOME, NET	234	517

LOSS BEFORE NON-CONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY	($2,405)	($5,603)

NON-CONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY	4	(14)

NET LOSS	(2,401)	(5,617)

NET LOSS PER SHARE, BASIC AND DILUTED	($0.05)	($0.13)

SHARES USED IN COMPUTING BASIC AND DILUTED
NET LOSS PER SHARE	44,007	43,655

CONTACT:
Introgen Therapeutics, Inc.
C. Channing Burke, 512-708-9310 Ext. 322
c.burke@introgen.com